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                                                                   EXHIBIT 21.1


Subsidiaries of the Company and the Guarantors


The Company

Pierce & Stevens Corp., a New York corporation
SIA Adhesives, Inc., a Delaware corporation
OSI Sealants, Inc., an Illinois corporation
Mercer Products Company, Inc., a New Jersey Corporation
Tanner Chemicals, Inc., a New Hampshire corporation


Pierce & Stevens

None


SIA Adhesives

None


OSI Sealants

None


Mercer

None


Tanner

None